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                                                                   Exhibit 23.2


                            INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Pixelworks, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Pixelworks, Inc. (under the 1997 Stock Incentive Plan) to register 5,602,320 shares of common stock of Pixelworks, Inc. of our report dated January 26, 2000, relating to the balance sheets of Pixelworks, Inc. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit), and cash flows for the period from January 16, 1997 (date of inception) through December 31, 1997 and for each of the years in the two-year period ended December 31, 1999, which report appears in Form S-1 of Pixelworks, Inc.


                                           /s/ KPMG LLP


Portland, Oregon
July 18, 2000